Exhibit (l)(1)

July 13, 2026

William Blair ETF Trust (the “Trust”)

150 North Riverside Plaza

Chicago, Illinois 60606

Re: William Blair ETF Trust

Ladies and Gentlemen:

This hereby documents our purchase from the Trust, which is an investment company offering multiple series, on July 13, 2026, shares of beneficial interest of William Blair International Equity ETF, par value $0.001, at the per-share purchase price set forth below, for an aggregate price of $100,000, to provide the initial capital the Trust requires pursuant to Section 14 of the Investment Company Act of 1940, as amended, in order to make a public offering of its shares.

Fund	Amount Purchased	Price Per Share	Shares Purchased
William Blair International Equity ETF	$ 100,000	$ 25.00	4000
TOTAL	$ 100,000

We hereby represent that we acquired said shares for investment purposes, and not for distribution or resale to the public.

Very truly yours,

William Blair Investment Management, LLC

By:	/s/ Robert Kendall
Name:	Robert Kendall
Title:	Global Head of Investment Management